Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Arcimoto, Inc. Second Amended and Restated 2012 Employee Stock Benefit Plan and Amended and Restated 2015 Stock Incentive Plan of our report dated May 12, 2017, except for the paragraphs in Notes 3, 5, 6, and 10, for which the date is August 7, 2017, with respect to the consolidated financial statements of Arcimoto, Inc. included in its Post-Qualification Offering Statement on Form 1-A (File No. 024-10710), filed with the Securities and Exchange Commission on September 18, 2017, as amended.

/s/ dbbmckennon

Newport Beach, California

December 15, 2017